                                5,782,869 SHARES
                             MONTEREY PASTA COMPANY
                               ------------------

                                  COMMON STOCK
                            ------------------------

    Of the 5,782,869 shares of common stock of Monterey Pasta Company ("Monterey Pasta" or the "Company") being offered hereby (the "Shares"), 400,750 shares may be issued upon exercise of warrants issued in July 1996; up to 2,343,750 shares may be issued upon conversion of 3,000 shares of the Company's Series A-1 Convertible Preferred Stock issued in March 1997; up to 195,313 shares may be issued upon conversion of 250 shares of the Company's Series B-1 Convertible Preferred Stock issued in April 1997 (the Series A-1 Convertible Preferred Stock and the Series B-1 Convertible Preferred Stock are collectively referred to herein as the "Preferred Stock"); 160,256 shares were issued in April 1997 upon the conversion of 250 shares of Series B Preferred Stock issued in August 1996; 1,600,000 shares were issued in a private placement in March 1997; 532,800 shares may be issued upon exercise of warrants issued in April 1997 and 550,000 shares were issued to Kenneth A. Steel, Jr. in April 1997 subject to vesting upon achievement of time in service and performance criteria. All of such Shares may be sold from time to time by or on behalf of shareholders of the Company (the "Selling Stockholders") described in this Prospectus under "Selling Stockholders". The Selling Stockholders acquired the common stock and the Preferred Stock from the Company in private placement transactions exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"). The Company is obligated to register under the Securities Act the Shares issuable upon conversion of the Preferred Stock and to use its best efforts to cause this Registration Statement covering the Shares to be declared effective and to remain effective for up to thirty (30) months following the effective date of this Registration Statement. The holders of the Shares issued or issuable in the transactions described above have the right to participate in such registration.

    The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders.

    The Company has been advised by the Selling Stockholders that they may sell all or a portion of the Shares in the Nasdaq National Market, in negotiated transactions or otherwise, and on terms and at prices then obtainable. The Selling Stockholders and any broker-dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of any of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Company and the Selling Stockholders have agreed to certain indemnification and contribution arrangements. See "Plan of Distribution."

    The Company will bear the cost of preparing and printing the Registration Statement, the Prospectus and any Prospectus Supplements and all filing fees and legal and accounting expenses associated with registration under federal and state securities laws. The Selling Stockholders will pay all other expenses related to the distribution of the Shares.

 THE SHARES HAVE NOT BEEN REGISTERED FOR SALE UNDER THE SECURITIES LAWS OF ANY STATE OR JURISDICTION AS OF THE DATE OF THIS PROSPECTUS. BROKERS OR DEALERS
   EFFECTING TRANSACTIONS IN THE SHARES SHOULD CONFIRM THE REGISTRATION OF
       THE SHARES UNDER THE SECURITIES LAWS OF THE STATES IN WHICH SUCH
         TRANSACTIONS OCCUR, OR THE EXISTENCE OF ANY EXEMPTIONS FROM
                             SUCH REGISTRATION.


    The Company's common stock is listed on the National Market of the National Association of Securities Dealers, Inc. (the "NASD") and is traded under the symbol "PSTA". On October 24, 1997, the last sales price of the Company's common stock as reported on the NASD Automatic Quotation System was $1.688.

                           --------------------------

    SEE "RISK FACTORS" BEGINNING ON PAGE 4 HEREOF FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES OFFERED HEREBY.
                           --------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
      ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.


                THE DATE OF THIS PROSPECTUS IS OCTOBER 27, 1997.

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                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Documents filed with the Commission via the Electronic Data Gathering, Analysis and Retrieval System ("EDGAR") may be obtained through the Commission's website at http://www.sec.gov. Reports, proxy and information statements and other information concerning the Company may be inspected at, and also be obtained at, the National Association of Securities Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C. 20006.

    The Company has also filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus or in any document incorporated by reference herein as to the contents of any contract or other document referred to herein or therein are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or incorporated herein by reference. Each such statement is qualified in all respects by such reference to such exhibit. For further information with respect to the Company and the Shares offered hereby, reference is made to the Registration Statement and the exhibits and schedules thereto. The Registration Statement may be inspected without charge, and copies thereof may be obtained at prescribed rates from, the Public Reference Section of the Commission, at 450 Fifth Street, N.W., Washington, D.C. 20549.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


    The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference: (1) the Company's Annual Report on Form 10-K for the year ended December 29, 1996, as amended by Form 10-K/A-4 for the year ended December 29, 1996 as filed on October 14, 1997; (2) the Company's Quarterly Report on Form 10-Q for the quarter ended March 30, 1997 as amended by Form 10-Q/A for the quarter ended March 30, 1997 as filed on August 29, 1997; (3) the Company's quarterly report on Form 10-Q for the quarter ended June 29, 1997 as filed on August 13, 1997; (4) the Company's Quarterly Report on Form 10-Q/A for the quarter ended March 31, 1996 as filed on May 12, 1997; (5) the Company's Quarterly Report on Form 10-Q/A for the quarter ended March 31, 1996 as filed on May 14, 1997; (6) the Company's Quarterly Report on Form 10-Q/A for the quarter ended June 30, 1996 as filed on June 3, 1997; and
(7) the Company's Quarterly Report of Form 10-Q/A for the quarter ended September 29, 1996 as filed on June 3, 1997.


    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

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
    The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated by reference in this Prospectus (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents or into this Prospectus). Requests for such documents should be directed to Monterey Pasta Company at 1528 Moffett Street, Salinas, California 93905, Attn: Secretary (telephone: (408) 753-6262).

                                    GENERAL

    The following discussion should be read in conjunction with the financial statements and related notes and other information, reports and documents incorporated by reference included in this Prospectus. Other than the historical facts contained herein, this Prospectus contains forward-looking statements that involve substantial risks and uncertainties. For a discussion of such risks and uncertainties, please see the Company's Annual and Quarterly Reports incorporated by reference herein.

    In addition to the risks and uncertainties discussed in such reports and discussed below, the following factors should be considered. As the Company has continued to expand its retail distribution, it has expended substantial resources on slotting allowances and other incentives in order to attract new customers. There can be no assurance that such expenditures will generate sufficient revenues to cover costs or that such new customers will be retained. New markets increase the risk of significant product returns resulting from slower selling product than expected. In addition, grocery and club store chains continually re-evaluate the products carried in their stores and no assurance can be given that the chains currently offering the Company's products will continue to do so in the future. Should these channels choose to reduce or eliminate products, the Company could experience a significant reduction in product sales. The Company also adjusts its manufacturing schedules in accordance with sales forecasts with the result that it may incur additional fixed manufacturing expenses in anticipation of sales increases. In the event that such sales increases are not achieved or such forecasts prove to be inaccurate, such increased manufacturing expenses would negatively affect the Company's profitability. The Company's business continues to be dominated by several very large competitors which have significantly greater resources than the Company; such competitors can outspend the Company and negatively affect the Company's market share and results of operations. The Company also continues to be dependent on common carriers to distribute its products. Any disruption in the Company's distribution system or increase in the costs thereof could have a material adverse impact on the Company's business.

                                  THE COMPANY

    The Company produces and markets premium quality refrigerated pasta and pasta sauces, emphasizing superior flavors and innovative products. The Company seeks to build national brand recognition and customer loyalty by employing an aggressive marketing program that focuses on developing multiple points of sale for the Company's products.

    The Company sells its pasta and pasta sauces through leading grocery store chains, including Safeway, Albertsons, Giant Foods, Hannaford Bros., Brunos, H.E. Butt, Star Markets, Kroger, Shaws, Nob Hill and Smitty's and club store chains such as Price/Costco, Sams and BJs. As of December 29, 1996, a total of 3,585 grocery and club stores offered the Company's products.

    Monterey Pasta currently offers 38 varieties of contemporary gourmet pasta products that are produced using the Company's proprietary recipes, including refrigerated cut pasta, ravioli, tortelloni, tortellini, and pasta sauces. Examples of the Company's pasta and pasta sauces include: Snow Crab Ravioli, Smoked Salmon Ravioli, Gorgonzola Roasted Walnut Ravioli, Sweet Red Pepper Fettuccini, Sun Dried Tomato Pesto Sauce, Roasted Garlic Artichoke Sauce and the new Reduced Fat Herb Alfredo and Reduced Fat Sundried Tomato Cream sauces. Other products introduced in 1996 include Five Cheese Tortelloni, Low Fat Ravioli, Chicken Sausage Ravioli, Chicken Tarragon Ravioli, and Roasted Garlic

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Chicken Ravioli, as well as the new dessert raviolis, Apple Cinnamon and
Chocolate Raspberry and dessert sauces, Vanilla Creme and Raspberry. Monterey Pasta believes its pasta products appeal to health-conscious consumers who are seeking excellent quality, convenience and value as well as innovative taste combinations.

    Effective December 31, 1995, the Company discontinued the business of its restaurant and franchise subsidiaries, and wrote off its entire $7,693,000 investment. Accordingly, the restaurant and franchise businesses are accounted for as discontinued operations in the consolidated financial statements incorporated by reference herein for all periods presented. In 1996, the Company sold its restaurant subsidiary to an entity owned by Mr. Lance H. Mortensen, a former Chairman, Chief Executive Officer, and Board member of the Company. In late 1996, the Company discontinued its efforts to sell to national food service distributors/contract feeders, and nontraditional venues such as sports coliseums and universities.

    The Company's executive offices are located at 1528 Moffett Street Salinas, California 93905; its telephone number at that address is (408) 753-6262.

                                  RISK FACTORS

    IN ADDITION TO OTHER INFORMATION CONTAINED IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE SHARES OFFERED HEREBY.

HISTORY OF LOSSES

    RECENT OPERATING LOSSES: NO ASSURANCE OF PROFITABILITY. The Company's profitability began to decline in 1994. In the second quarter of 1994, the Company reported its first operating loss from continuing operations. The Company reported additional operating losses from continuing operations in eight of ten quarters since then. The Company's operating loss for the quarter ended December 1996 was $1,345,000. At December 29, 1996, the Company had an accumulated deficit of $34,320,000. There can be no assurance that the Company will return to profitability in the short term or ever.

DEPENDENCE ON GROCERY AND CLUB STORE SALES

    The success of the Company's efforts in its restructured business will depend on a number of factors, including whether grocery and club store chains will continue to expand the number of their stores offering the Company's products and whether the Company can continue to increase the number of grocery and club store chains offering its products. Grocery and club store chains continually re-evaluate the products carried in their stores and no assurance can be given that the chains currently offering the Company's products will continue to do so in the future.

DEPENDENCE UPON MAJOR CUSTOMERS

    For the years 1994, 1995, and 1996, Price/Costco and Safeway each accounted for approximately 45% and 13%, 47% and 12%, and 41% and 9% respectively, of total revenues. No other customer accounted for greater than 10% of the Company's total revenues during this period. The Company currently sells its products to three separate Price/Costco regions which make purchasing decisions independently of one another. These regions re-evaluate, on a regular basis, the products carried in their stores. There can be no assurance that these Price/Costco regions will continue to offer Monterey Pasta's products in the future or continue to allocate Monterey Pasta the same amount of shelf space. The loss of or significant decrease in products sold to either of those customers would materially adversely affect the Company's business operations.

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COMPETITION

    The Company's business is subject to significant competition. The refrigerated pasta and pasta sauce category is highly competitive and is dominated by a small number of very large national companies, such as Nestle with its Contadina-Registered Trademark- brand, and Kraft, with its DiGiorno-Registered Trademark- brand, along with a number of regional competitors, such as Mallards, Romance and Trios. Regional competitors also include grocery chains such as Safeway that offer private label refrigerated pasta. The national competitors and many of the regional competitors have significantly more brand name recognition, marketing personnel, and cash resources than the Company. Moreover, competition for shelf space in grocery stores is intense and poses great difficulty for smaller food companies. The Company seeks to compete in the premium segment of the category, by selling high quality, innovative products with flavor and appearance which it believes compare favorably with its competitors' products.

    To date, the Company has benefitted from the marketing efforts of Nestle and Kraft and certain large regional companies. These companies have committed significant financial resources towards advertisement, promotion and development of the refrigerated pasta and pasta sauce category. No assurance can be given that these large companies will continue to expend such resources in the future or that the Company will continue to enjoy such benefits. The Company in the future may be required to incur significantly greater expenses for promotion, advertisement and marketing, which could adversely affect profitability. There can be no assurance that the Company will be able to commit funds to promotion, advertisement and marketing while operating profitably.

GOVERNMENT REGULATION

    The Company is subject to various federal, state and local regulations relating to cleanliness, maintenance of food production equipment, food storage, cooking and cooling temperatures and food handling, and is subject to unannounced on-site inspections of production facilities. As a producer and distributor of foods, the Company is subject to the regulations of the U.S. Food and Drug Administration, state food and health boards and local health boards for the production, handling, storage, transportation, labeling and processing of food products. Regulations in new markets and future changes in existing regulations may adversely impact the Company by raising the cost of production and delivery of pasta and pasta sauces and/or by affecting the perceived healthfulness of the Company's products. A failure to comply with one or more regulatory requirements could result in a variety of sanctions, including fines and the withdrawal of the Company's products from store shelves.

ONGOING NEED FOR NEW CAPITAL

    The Company required additional capital in 1995, 1996 and 1997 to continue to meet its expected growth needs and to finance its operations and restructuring plans.

    In April and May 1996, the Company received approximately $4,000,000 from its sale of 916,000 shares in a private offering to accredited investors at a gross price of $4.375 per share. Such shares are currently eligible for sale pursuant to Rule 144 and are not included in the Shares offered hereby. Spelman & Co., Inc. acted as placement agent (the "Placement Agent") on a "best efforts, "any or all" basis. The Placement Agent received no cash commissions in the offering but received warrants to purchase one share of common stock for each $10 in shares sold, exercisable at a price of $6.50 per share, for a term of seven years. Warrants for 400,750 shares have been issued, and the shares underlying such warrants are included in the Shares being offered hereby. The net proceeds from the offering have been used by the Company for advertising, marketing, promotion, capital equipment and working capital.

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    In August 1996 the Company sold 3,000 shares of Series A Convertible
Preferred Stock and 500 shares of Series B Convertible Preferred Stock at a face amount of $1,000 per share, with aggregate gross proceeds of approximately $3,500,000 to be used for capital expenditures, working capital and other general corporate purposes.

    In March 1997 the Company received approximately $2,160,000 in aggregate gross proceeds from the sale of 1,600,000 shares of its Common Stock at a price of $1.35 per share.

    There can be no assurance that the Company will not require additional financing or, if the Company requires additional financing, that it will secure adequate financing on satisfactory terms when needed.

DECLINE IN INDUSTRY

    Industry sources report that from 1987 to 1992, the refrigerated pasta sauce category experienced dramatic double digit growth as major players, Nestle and Kraft, rolled out their brands nationally with strong advertising and promotional support. The refrigerated pasta and pasta sauce category has experienced modest single digit declines since 1992. No assurance can be given that the fresh pasta and pasta sauce category will experience any further growth.

DEPENDENCE ON NEW PRODUCTS

    The Company is investing resources into expanding its existing product lines and developing new products and product lines. The Company's goal is to introduce new products on a timely and regular basis to maintain customer interest. There can be no assurance that such investment of resources will result in successful new products or product lines or that new products can be developed and introduced on a timely and regular basis. If the Company's new products are not successful, the Company's grocery and club store sales may be adversely affected as customers seek new products.

DEPENDENCE ON EFFECTIVE DISTRIBUTION SYSTEM

    The Company's success depends upon an effective system of distribution for its products. The Company uses its direct store delivery system ("DSD") to deliver its products to certain customers in Northern California. To distribute its products to other customers and to other parts of the country, the Company uses common carriers. The dependence on other companies for delivery of its products poses a risk to the Company, particularly as the Company increases its distribution to the eastern United States. There can be no assurance that the Company will continue to be able to negotiate acceptable freight rates in the future or that delivery will not be disrupted for reasons including, but not limited to, adverse weather, natural disasters or labor disputes in the trucking industry.

DEPENDENCE ON SINGLE PRODUCTION FACILITY

    The Company currently produces and distributes its pasta and pasta sauce products for its grocery and club store and food service accounts from its production facility in Monterey County, California, which was expanded from 10,000 square feet to 37,666 square feet in March 1995. The Company expects that the present facility will be adequate to accommodate the Company's growth needs for 1997. There can be no assurance, however, that this facility will be adequate to meet future demand for the Company's products. Furthermore, since the Company's business is heavily dependent upon production and delivery from one production facility, adverse weather, natural disasters such as earthquakes, local strikes and other occurrences may have a severe adverse impact upon the Company's operations. The Company develops its manufacturing schedules in accordance with sales forecasts with the result that it may incur additional fixed manufacturing expenses in anticipation of sales increases. In the event that such sales increases are not achieved or such forecasts prove to be inaccurate, such increased manufacturing expenses would negatively affect the Company's profitability. There can be no assurance that the Company will sell enough products to cover its production and operating costs.

SEASONALITY AND QUARTERLY FLUCTUATIONS

    The Company's grocery and club store accounts are expected to experience minor seasonal fluctuations. The Company's business in general may be affected by a variety of other factors, including, but not limited to, general economic trends, competition, marketing programs and special or unusual events. Such effects, however, may not be apparent in the Company's operating results during a period of significant expansion.

HIRING AND RETENTION OF KEY PERSONNEL; MANAGEMENT TRANSITION

    The success of the Company depends on the efforts of key management personnel. In the fourth quarter of 1996, a number of corporate officers left the Company. These included its President and Chief Executive Officer, Executive Vice President and Vice President-Legal Affairs, who resigned on October 4, 1996 together with three additional Board members, and its Chief Financial Officer, who resigned on November 8, 1996. In addition, the interim President appointed in December 1996 resigned in March 1997. The Company currently has a Chief Executive Officer and a new Chief Financial Officer, neither of whom has previously been a part of the Company's management team, and both of whom may not continue in their current positions on a long-term basis. The Board of Directors began a search for a new Chief Executive Officer in the first quarter of 1997. The Company's success will depend on its ability to operate under new management, to attract qualified candidates, to effect a smooth transition to new management with minimal disruption in operations, and to motivate and retain key employees and officers. There can be no assurance that the Company will be able to effect smooth transitions from its management team to a new management team, that new officers will be hired or if hired will be able to perform effectively, or that significant management turnover will not continue in the future.

POSSIBLE INADEQUACY OF GENERAL LIABILITY AND COMMERCIAL INSURANCE AND PRODUCT
  LIABILITY INSURANCE

    Although the Company carries general liability, product liability and commercial insurance, there can be no assurance that this insurance will be adequate to protect the Company against any general, commercial and/or product liability claims. Any general, commercial and/or product liability claim which is not covered by such policy, or is in excess of the limits of liability of such policy, could have a material adverse effect on the financial condition of the Company. There can be no assurance that the Company will be able to maintain this insurance on reasonable terms.

POSSIBLE IMPACT ON COMMON STOCK FROM ABILITY TO ISSUE PREFERRED STOCK;
  REGISTRATION RIGHTS AND WARRANTS

    The Board of Directors has the authority to issue up to 1,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including dividend, liquidation, conversion, voting, redemption or other rights without any further vote or action by the stockholders, which rights could adversely affect the voting power or other rights of the holders of common stock. As indicated above, the Company has issued to certain of the Selling Stockholders 3,500 shares of Preferred Stock at a price of $1,000 per share ("Preferred Stock"), of which 250 shares have been converted to Common Stock and 3,250 shares are convertible into shares of Common Stock of the Company. The rights of the holders of the common stock will be subject to, and may be adversely affected by, the rights of the holders of such Preferred Stock and any holders of Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company, thereby delaying, deferring or preventing a change in control of the Company. Furthermore, such Preferred Stock, has other rights, including economic rights senior to the common stock, and, as a result, the issuance thereof could have a material adverse effect on the market value of the common stock.

    The Company has issued warrants to Franklin-Lord, Inc., the representative of the underwriters in the Company's initial public offering in December 1993, and three affiliates of Franklin-Lord (the "Franklin-Lord Warrants"), which are exercisable at any time through December 7, 1998, to purchase up to an aggregate of 205,000 shares of common stock for $8.40 per share. The exercise of the Franklin-Lord Warrants would further dilute the ownership interest of the holders of common stock.

    The Company also issued to Spelman & Co., Inc. (the "Placement Agent"), warrants to purchase 400,750 shares of Common Stock, at a price of $6.50 per share, for a term of seven years, in connection with the Placement Agent's services in soliciting and obtaining purchasers of 916,000 shares of the Company's Common Stock, in April 1996. Such Placement Agent warrants ("Placement Agent Warrants") provide for piggy-back registration rights at any time until May 1, 2003 and one demand registration right for a term of three years. The exercise of the Placement Agent Warrants would further dilute the ownership interest of the holders of Common Stock. The shares underlying such Placement Agent Warrants are included in the Shares being offered hereby.

    The Company issued warrants to purchase an aggregate of 532,800 shares of Common Stock at an exercise price of $2.25 to Sentra Securities Corporation the Placement Agent in connection with the Company's March 1997 private placement. Such warrants (the "Sentra Warrants") have a term of three years, expiring in March 2000. The shares underlying the Sentra Warrants are included in the Shares being offered hereby. Exercise of the Sentra Warrants would further dilute the ownership interest of the holders of Common Stock.

LACK OF DIVIDENDS

    The Company has never paid any cash dividends on its Common stock. The Company presently intends to retain future earnings for use in its business and does not anticipate paying cash dividends on its Common Stock in the foreseeable future.

RISKS INHERENT IN FOOD PRODUCTION

    The Company faces all of the risks inherent in the production and distribution of refrigerated food products, including contamination, adulteration and spoilage, and the associated risks of product liability litigation and declines in the price of its stock may be associated with even an isolated event. There can be no assurance that the Company's procedures will be adequate to prevent the occurrence of such events.

                                MATERIAL CHANGES

REINCORPORATION IN DELAWARE

    On August 7, 1996, the Company changed its state of incorporation from California to Delaware. In connection with the reincorporation, the Company increased the number of shares of common stock authorized from 20,000,000 to 70,000,000 and decreased the number of shares of Preferred Stock authorized from 5,000,000 to 1,000,000. The Delaware Certificate of Incorporation and Bylaws provide that a director may be removed with or without cause by the affirmative vote of the holders of at least 66 2/3 percent of the voting power of the then outstanding voting stock of the Company, voting together as a single class. Under the Delaware Certificate of Incorporation and Bylaws, the Company's stockholders do not have the ability to act by written consent without a meeting of the stockholders, nor do they have the right to cumulative voting for directors.

    In addition, Section 203 of the Delaware General Corporation Law restricts certain business combinations with any "interested stockholder" as defined by such statute. Section 203 may have the effect of delaying, deferring or preventing a change in control of the Company and limit the flexibility of stockholders to determine the composition of the Company's Board of Directors or make other changes, even in circumstances where a majority of the stockholders may desire change. Further, certain other provisions of the Company's Certificate of Incorporation and Bylaws and of Delaware law could delay or make more difficult a merger, tender offer or proxy contest involving the Company.

ADOPTION OF SHAREHOLDER RIGHTS PLAN

    As disclosed by the Company's Form 8-A and its Report on Form 8-K filed with the Commission on May 28, 1996, the Company adopted a shareholder rights plan pursuant to a Rights Agreement dated as of May 15, 1996 with Corporate Stock Transfer, as rights agent (the "Rights Agreement"). The Company declared a dividend of one right for each outstanding share of common stock of the Company, payable on May 20, 1996, to shareholders of record on that date. If the rights under the Rights Agreement are not exercised, such rights will expire on the earliest of (i) December 31, 2004, (ii) redemption by the Company or (iii) consummation of a Permitted Offer (defined as full tender offer approved by a majority of the Company's outside directors) on terms that are fair to the Company's stockholders.

ADOPTION OF EMPLOYEE BENEFITS PLAN

    In July 1996, the Company established a voluntary defined contribution 401(k) plan to be effective as of January 1996. The plan covers all employees that are not covered by a collective bargaining agreement, which includes all of the Company's employees, beginning on the first day of the calendar quarter after having completed six months of service. The plan allows for employer matching contributions. The Company is currently matching fifty percent (50%) of the first six percent (6%) contributed by employees. Employee and employer matching contributions are one hundred (100%) percent vested. The plan also provides for a voluntary profit sharing contribution by the Company at its election based on the eligible employees salary as a percent of total eligible salaries. Profit sharing contributions vest over five years at twenty percent (20%) per year.

AMENDMENT OF STOCK OPTION PLAN

    Effective August 1, 1996, the Company amended its First Amended and Restated 1993 Stock Option Plan to increase the number of shares of common stock reserved for issuance upon exercise of options granted thereunder from 1,200,000 to 1,740,000.

                              SELLING STOCKHOLDERS

    In April 1997, the Company issued 550,000 shares of common stock at $1.875 per share to Kenneth A. Steel, Jr., Chief Executive Officer and President of the Company and a Selling Stockholder, in a private sale pursuant to an exemption from registration under the Securities Act and exemptions available under applicable state securities laws and regulations. Such shares vested based upon time in service and performance criteria, with unvested shares required to be repurchased at cost by the Company in 1997. Pursuant to the terms of such Agreement, the Company is repurchasing 250,000 shares and the 300,000 vested shares issued to Mr. Steel are being included in the Shares offered hereby.

    In connection with a private offering in March 1997, the Company entered into Registration Rights Agreements with each of the purchasers of the 1,600,000 shares, which entitled each holder to include his or her or its shares in any registration of the Company's securities either for its own account or the account of a security holder or holders exercising their respective demand registration rights. All of the participants in such private offering have elected to include their shares in this Prospectus. As discussed under "Ability to Issue Preferred Stock; Registration Rights and Warrants" above, the holders of the Sentra Warrants have requested that the shares underlying such warrants, which aggregate 532,800 shares, be included in this Prospectus. The exercise of the Sentra Warrants would further dilute the ownership interest of holders of the Company's common stock.

    In August 1996, the Company issued 3,000 shares of Series A Convertible Preferred Stock (the "Series A Preferred Stock") Preferred Stock and 500 shares of Series B Preferred Stock (the "Series B Preferred Stock") at $1,000 per share to certain Selling Stockholders in a private offering pursuant to an exemption from registration under the Securities Act and exemptions available under applicable state securities laws and regulations. In connection therewith, the Company granted such Selling Stockholders registration rights pursuant to a Registration Rights Agreement.

    The Series A Preferred Stock and Series B Preferred Stock were convertible into shares of common stock of the Company at any time commencing 90 days after the date of issuance and within two (2) years of such date of issuance. The conversion price was computed at 80% of the average closing bid prices of the Company's common stock as quoted on NASDAQ for the five-day trading period ending on the day prior to the date of conversion, and such price may not be greater than $9.00 per share. The Company had the right to redeem the Series A Preferred Stock and Series B Preferred Stock in whole or in part (i) at 115% of the subscription price at any time prior to 90 days from the closing date and
(ii) at 120% of the subscription price at any time thereafter. The Series A Preferred Stock and Series B Preferred Stock had a cumulative dividend of $40.00 per annum per share, accruing from the date of issuance and payable quarterly out of funds legally available for such purpose.

    In March 1997, the Selling Stockholder holding all 500 shares of Series B Preferred Stock converted 250 of such shares into 160,256 shares of Common Stock of the Company. Pursuant to the terms of the Registration Rights Agreement, the Company has included such shares in the Shares offered by this Prospectus.

    In March 1997, the Company issued 3,000 shares of Series A-1 Convertible Preferred Stock (the "Series A-1 Preferred Stock") to a Selling Stockholder in exchange for the 3,000 shares of Series A Preferred Stock held by such Selling Stockholder in a private offering pursuant to an exemption from registration under the Securities Act and exemptions available under applicable state securities laws and regulations. In April 1997, the Company issued 250 shares of Series B-1 Convertible Preferred Stock (the "Series B-1 Preferred Stock") to a Selling Stockholder in exchange for the remaining 250 outstanding shares of Series B Preferred Stock held by such Selling Stockholder in a private offering pursuant to an exemption from registration under the Securities Act and exemptions available under applicable state securities laws and regulations. In connection therewith, the Company also amended the Registration Rights Agreement described above in order to grant the holders of Series A-1 and Series B-1 Preferred Stock registration rights pursuant to the Registration Rights Agreement. Pursuant to the terms of such Registration Rights Agreement, the Company has prepared this Prospectus.

    The Series A-1 Preferred Stock is convertible into shares of common stock of the Company at any time commencing 90 days after the date of issuance and after the effective date of this Registration Statement and within two (2) years of such date of issuance. The conversion price is computed at 80% of the average closing bid prices of the Company's common stock as quoted on NASDAQ for the five-day trading period ending on the day prior to the date of conversion, and such conversion price may not be greater than $4.40 per share. The Company has no rights to redeem and has no obligation to declare or pay dividends on the Series A-1 Preferred Stock.

    The Series B-1 Preferred Stock is convertible into shares of common stock of the Company at any time commencing 90 days after the date of issuance and after the earlier of (i) July 31, 1997 and (ii) the effective date of this Registration Statement, and within two (2) years of such date of issuance. The conversion price is computed at 80% of the average closing bid prices of the Company's common stock as quoted on NASDAQ for the five-day trading period ending on the day prior to the date of conversion, and such conversion price may not be greater than $4.40 per share. The Company has rights to redeem the Series B-1 Preferred Stock. The Series B-1 Preferred Stock has a cumulative dividend of $80.00 per annum per share, accruing from the date of issuance and payable quarterly out of funds legally available for such purpose.

    The holders of the Placement Agent Warrants have requested that the shares underlying such warrants, which aggregate 400,750 shares, be included in this Prospectus, pursuant to Section 3 of each Placement Agent Warrant executed by each respective holder and the Company. The exercise of the Placement Agent Warrants would further dilute the ownership interest of holders of the Company's Common Stock.

    The following table sets forth the number of shares of the Company's Common Stock which each Selling Stockholder owned as of October 1, 1997, or will have the right to acquire upon the exercise of the Placement Agent Warrants or the Sentra Warrants or upon conversion of the Preferred Stock, and the number of shares of the Company's Common Stock being registered on behalf of each Selling Stockholder.

                                                                                    SHARES
                                                                                 BENEFICIALLY
                                                                                OWNED PRIOR TO     SHARES BEING
SELLING STOCKHOLDER                                                                OFFERING         REGISTERED
-----------------------------------------------------------------------------  -----------------  ---------------
GFL Performance Fund Limited(1)..............................................       2,574,519         2,574,519
Kenneth A. Steel, Jr. (2)....................................................         485,180           455,180
Pangaea Fund Limited (1).....................................................         374,800           374,800
S & J Family Limited Partnership.............................................         177,940           177,940
Robert and Jennifer Steel, as joint tenants (2)..............................         150,000           150,000
Bradley T. Shaw..............................................................         184,954           137,954
Bert Coyle...................................................................         132,978           122,978
James K. Farrelly............................................................         142,979           122,979
Jim Carrazza.................................................................         131,519           126,519
Duck Partners, L.P...........................................................          75,000            75,000
Glenn C. Smigiel and Lynne M. Smigiel, as joint tenants......................          74,000            74,000
Sunbeam Ventures Ltd.........................................................         168,000            68,000
Spelman & Co., Inc...........................................................          67,882            67,882
Sentra Securities Corporation................................................          53,120            53,120
Vernon F. Sanders............................................................          62,000            62,000
H. Wayne Lewis and Janet A. Lewis, trustees FBO Lewis Family Trust dtd
  4/29/92....................................................................          50,000            50,000
Lyonshare Venture Capital, a General Partnership.............................          65,000            50,000
Howard Falco.................................................................          70,152            70,152
Timothy E. Young, Trustee and Julienne Young, Trustee Arinu Corp. Retirement
  Plan & Trust dtd 2-22-95...................................................          38,000            38,000
Lanny Stout..................................................................          42,463            42,463
Mark A. Turk and Karen S. Turk, as joint tenants.............................          37,000            37,000
Steve Harrington.............................................................          30,550            30,550
Dan Chiappetta...............................................................          30,000            30,000
Richard M. Steel (2).........................................................          30,000            30,000
Mateo Lettunich..............................................................          25,000            25,000
Sylvanus V. Tunstall.........................................................          25,000            25,000
Steven L. and Faith H. Chinskey..............................................          25,000            20,000
Rob Brumbaugh................................................................          25,000            25,000
Ronald J. Faust..............................................................          30,000            20,000
Dennis R. Graue..............................................................          20,000            20,000
Dwight Hiscox and Judy Hiscox, as joint tenants..............................          25,000            20,000

                                                                                    SHARES
                                                                                 BENEFICIALLY
                                                                                OWNED PRIOR TO     SHARES BEING
SELLING STOCKHOLDER                                                                OFFERING         REGISTERED
-----------------------------------------------------------------------------  -----------------  ---------------
Gerald W. King and Edith C. King, trustees FBO King Family Trust dtd
  1/22/93....................................................................          20,000            20,000
Milton Koffman...............................................................          20,000            20,000
Lanny Lahr...................................................................          30,000            20,000
Karl Reisel..................................................................          20,000            20,000
Nicholas Rizzo or Lori Rizzo Co-TTEES for the Trust Account dtd 11/7/94......          32,500            20,000
Lori Rizzo or Sam Rosenfarb Co-TTEES FBO The Sheri Rizzo Trust dtd
  11/26/84...................................................................          20,000            20,000
Drew Siler and Chris Siler, as joint tenants.................................          20,000            20,000
Jerry A. Mikus and Jean M. Mikus, as joint tenants...........................          20,000            20,000
E. Lee Pinney................................................................          18,750            18,750
Richard Fineberg.............................................................          22,000            17,000
Patrick Harrington...........................................................          15,750            15,750
George Connelly and Kathleen Connelly, as joint tenants......................          25,000            25,000
Scott J. Wooley..............................................................          15,000            15,000
Steve Mallia.................................................................          14,404            14,404
Alan Jablon..................................................................          12,000            12,000
John E. Cramer TTE FBO John E. Cramer Defined Benefit Plan DTD 12/28/85......          15,000            10,000
John J. Cresto...............................................................          10,000            10,000
Foley Family Limited Partnership.............................................          10,000            10,000
William Fowler and Susan Fowler..............................................          10,000            10,000
Robert G. Grummond and Roberta P. Grummond, as joint tenants.................          10,000            10,000
Kenneth Hersh................................................................          10,000            10,000
Byron Kilpatrick and Myriam Kilpatrick.......................................          10,000            10,000
Dr. Jonathan Kind and Leslie Kind, as joint tenants..........................          10,000            10,000
Brian J. Koos and Mary Pat Koos, as joint tenants............................          10,000            10,000
Thomas G. and Susan E. Lusty, as joint tenants...............................          15,000            10,000
John B. Marsala..............................................................          10,000            10,000
Stephen G. Meisel, DDS.......................................................          10,000            10,000
Phoenix Metropolitan Investors, Ltd..........................................          20,000            10,000
Lori Rizzo...................................................................          22,500            10,000
Mark Rubin...................................................................          10,000            10,000
Walter W. Schroeder and Karen Schroeder, as joint tenants....................          10,000            10,000
Sharon H. Semple.............................................................          20,000            10,000
Constance J. Steel(2)........................................................          12,000            12,000
David H. Welch...............................................................          10,000            10,000
Michael J. Hurley and Denise Enright Hurley, as joint tenants................          10,000            10,000
Daniel E. Shulgin and Geraldene F. Shulgin, as joint tenants.................           8,000             8,000
Donahue Bunch................................................................          15,000            10,000
Ira Biderman.................................................................           8,000             8,000

                                                                                    SHARES
                                                                                 BENEFICIALLY
                                                                                OWNED PRIOR TO     SHARES BEING
SELLING STOCKHOLDER                                                                OFFERING         REGISTERED
-----------------------------------------------------------------------------  -----------------  ---------------
G. Lee and Janet Brookshire..................................................          10,000            10,000
Francis Carlson..............................................................          10,000            10,000
Howard S. Falco Profit Sharing Plan..........................................          10,000             6,000
Greg Stoia...................................................................          10,143             5,143
Ann McCarty..................................................................           5,231             5,231
Donald S. Cleverly...........................................................           5,000             5,000
John B. Grabowski............................................................           5,000             5,000
Robert L. Kinsman and Annette M. Kinsman, Family Limited Partnership.........           5,000             5,000
Edward McManus...............................................................           5,000             5,000
Edward Penry.................................................................           5,000             5,000
Theron L. Sims...............................................................           5,000             5,000
Richard A. Singer and Jacqueline C. Singer, trustees, FBO Singer Family Trust
  dtd 6-1-92.................................................................           5,000             5,000
James S. Tiernan.............................................................           5,000             5,000
James S. Serbin..............................................................           5,000             5,000
The Investment Company, Inc..................................................           4,700             4,700
James H. McCarthy TTEE for Self-Employed Retirement Plan FBO James H.
  McCarthy dtd 1-1-85........................................................           3,000             3,000
Gary Falco...................................................................           2,500             2,500
Richard N. Rothenberg........................................................           2,000             2,000
Burton Sutker................................................................           2,000             2,000
Timothy Watters..............................................................           2,000             2,000
Steven Laslewicz.............................................................           2,000             2,000
Greg K. Smith................................................................           6,625             1,355
                                                                               -----------------  ---------------
Total:.......................................................................       6,119,139         5,782,869

------------------------

(1) The shares being registered upon conversion of the Series A-1 and Series B-1 Preferred Stock held by such Selling Stockholder are calculated based on a hypothetical market price of $1.38 with resulting conversion at $1.10. Such number will increase or decrease if the price of the Company's Common Stock is lower or higher respectively, than such amount at the time of conversion.

(2) Kenneth A. Steel, Jr. is a Selling Stockholder, and is the former President and Chief Executive Officer and a current Director of the Company. Constance
    J. Steel is Mr. Steel's wife. Robert Steel is Mr. Steel's brother and a Director of the Company. Richard M. Steel is the brother of Kenneth and Robert Steel.

    Because the Selling Stockholders may offer all or some of the shares of common stock which they hold pursuant to the offering contemplated by this Prospectus, and because such offering is not being underwritten on a firm commitment basis, no estimate can be given as to the number of shares that will be held by the Selling Stockholders after completion of such offering.

                              PLAN OF DISTRIBUTION

    The Company has been advised by the Selling Stockholders that they may sell all or a portion of the Shares from time to time on the Nasdaq National Market, or otherwise, at prices and on terms prevailing at the time of sale or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this Prospectus; (c) an over-the-counter distribution in accordance with the rules of the Nasdaq National Market; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (e) in privately negotiated transactions. There is no assurance that the Selling Stockholders will offer or sell any or all of the Shares registered hereunder.

    The Selling Stockholders and any underwriters, dealers or agents that participate in the distribution of the Shares may be deemed to be underwriters within the meaning of the Securities Act and any discounts, commissions or concessions received by them and any provided pursuant to the sale of the shares by them might be deemed to be underwriting discounts and commissions under the Securities Act.

    In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless such Shares have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

    Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to such Shares for a period of nine business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-2, 10b-6 and 10b-7, which may limit the timing of purchases and sales of the Shares by the Selling Stockholders. All of the foregoing may affect the marketability of the Shares.

    The Shares registered hereby are being registered pursuant to Registration Rights Agreements and Warrants between the Selling Stockholders and the Company. Pursuant to such Registration Rights Agreements and Warrants the Company has agreed to bear certain expenses of registration of the Shares under the Securities Act. In addition, the Registration Rights Agreements provide for cross-indemnification and contribution of the Company and the Selling Stockholders against certain liabilities, including liabilities under the Securities Act.

    The Company has agreed with certain of the Selling Stockholders to keep the Registration Statement of which this Prospectus constitutes a part hereof effective for up to thirty (30) months following the date on which such Registration Statement becomes effective. The Company intends to de-register any of the Shares not sold by the Selling Stockholder at the end of such thirty (30) month period.

                                USE OF PROCEEDS

    The Company will not receive any proceeds from the sale of Shares by the Selling Stockholders.

                                 LEGAL MATTERS

    The legality of the Shares is being passed upon by Gray Cary Ware & Freidenrich, A Professional Corporation, Palo Alto, California.

                                    EXPERTS

    The consolidated financial statements for the year ended December 29, 1996 of the Company incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for year ended December 29, 1996, as amended by Form 10-K/A have been audited by BDO Seidman, LLP, independent certified public accountants, as set forth in their report which is incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in auditing and accounting.

    The consolidated financial statements for the year ended December 31, 1995 of the Company included in the Company's Annual Report on Form 10-K for the year ended December 29, 1996, as amended by Form 10-K/A, have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their report included therein and are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in auditing and accounting.

    The consolidated financial statements for the year ended January 1, 1995 of the Company included in the Company's Annual Report on Form 10-K for the year ended December 29, 1996, as amended by Form 10-K/A have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report included therein, and are incorporated herein by reference in reliance upon such report of said firm as experts in auditing and accounting.

    On October 18, 1996, Deloitte & Touche LLP ("Deloitte") resigned as independent auditors for the Company. Deloitte's report on the Company's financial statements for 1995 (1) did not contain an adverse opinion or a disclaimer of opinion and (2) was not qualified or modified as to uncertainty, audit scope or accounting principles.

    Deloitte advised the Company that this registration statement on Form S-3 should be amended due to recent changes in management and deterioration of operations. Additionally, in a letter dated October 31, 1996, Deloitte indicated that Item 4.1 of a Form 8-K filed by the Company on October 25, 1996, should have included the following statement regarding auditing scope:

       "Deloitte & Touche LLP ("D&T") advised the Company that allegations of potential violations by Board members of Company policy on insider trading would have caused D&T to expand the scope of their work if they would have audited 1996. D&T recommended an independent investigation of such allegations."

    In response to notification about alleged potential violations of the Company's policy, the Company's newly-elected Chief Executive Officer conducted a preliminary investigation into the allegations. The investigation revealed, that in connection with margin calls, a former Director incurred a Section 16(b) violation of the Securities and Exchange Act of 1934, and another Director incurred violations of internal Company policy as a result of margin calls. The Company's outside attorneys, Gray Cary Ware & Freidenrich, a Professional Corporation, are finalizing an independent investigation into the foregoing charges.

    There were no disagreements with Deloitte on any matter of accounting principles and practices, financial statement disclosure, or auditing scope or procedure.

    As disclosed in the Company's Current Reports on Form 8-K filed on December 26, 1995 and December 27, 1995, the Company engaged Deloitte & Touche LLP to serve as its independent public accountants, replacing Arthur Andersen LLP, who resigned as the Company's independent public accountants. The reports of Arthur Andersen LLP on the financial statements of the Company neither contained any adverse opinion or disclaimer of opinion nor were qualified or modified as to uncertainty, audit scope or accounting principles. The Company's Current Reports on Form 8-K referenced above set forth the only disagreements between the Company and Arthur Andersen LLP with respect to any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which if not resolved to the satisfaction of Arthur Andersen LLP, would have caused it to make reference to the subject matter of the disagreement in its report. Such matters were resolved to the satisfaction of Arthur Andersen LLP.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information.....................................................    2
Incorporation of Certain Documents by Reference...........................    2
General...................................................................    3
The Company...............................................................    3
Risk Factors..............................................................    4
Material Changes..........................................................    8
Selling Stockholders......................................................    9
Plan of Distribution......................................................   14
Use of Proceeds...........................................................   14
Legal Matters.............................................................   14
Experts...................................................................   15

                                5,782,869 SHARES

                                 MONTEREY PASTA
                                    COMPANY

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------


                                OCTOBER 27, 1997


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